Exhibit 5.1

March 2, 2022

Bristol-Myers Squibb Company
430 East 29th Street, 14th Floor
New York, NY 10016

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), in connection with the registration by the Company of  $1,750,000,000 aggregate principal amount of the Company’s 2.950% Notes due 2032 (the “2032 Notes”), $1,250,000,000 aggregate principal amount of the Company’s 3.550% Notes due 2042 (the “2042 Notes”), $2,000,000,000 aggregate principal amount of the Company’s 3.700% Notes due 2052 (the “2052 Notes”) and $1,000,000,000 aggregate principal amount of the Company’s 3.900% Notes due 2062 (the “2062 Notes” and, collectively with the 2032 Notes, the 2042 Notes and the 2052 Notes, the “Notes”) pursuant to a Registration Statement on Form S-3 (No. 333-261623) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Notes are to be issued pursuant to that certain Indenture, dated June 1, 1993 (as amended or supplemented prior to the date hereof, the “Base Indenture”), by and between the Company and The Bank of New York Mellon, a New York banking corporation (successor to The Chase Manhattan Bank (National Association)), as trustee (the “Trustee”), as supplemented by the Thirteenth Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Notes are to be sold pursuant to that certain Underwriting Agreement, dated February 15, 2022 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, and Wells Fargo Securities, LLC, as representatives of the several underwriters named on Schedule 1 therein (the “Underwriters”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the amended and restated certificate of incorporation (ii) the by-laws of the Company, as amended through the date hereof, (ii) resolutions of the board of directors of the Company with respect to the issuance of the Notes, (iii) the Registration Statement, (iv) the Indenture and (v) forms of the Notes.

Austin Bay Area Beijing Boston Chicago Dallas Hong Kong Houston London Los Angeles Munich Paris Shanghai Washington, D.C.

Bristol-Myers Squibb Company
March 2, 2022

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto, other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute binding obligations of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a current report on Form 8-K to be filed by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Validity of the Notes” in the prospectus supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Bristol-Myers Squibb Company
March 2, 2022

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of a current report on Form 8-K by the Company, and its incorporation by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.
Sincerely,

/s/Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP